Exhibit 10.77

July 19, 2013 Intellectual Property License between Orbital Gas Systems, a wholly owned subsidiary of CUI Global and EnDet, Ltd.

DATED 19 July **2013**

ENDET LIMITED **(1)**

and

ORBITAL GAS SYSTEMS LIMITED **(2)**

INTELLECTUAL PROPERTY LICENCE

HEATONS LLP
MANCHESTER
Tel: +44 (0)161 835 8010
Fax: +44 (0) 161 835 8015
END4.2

CONTENTS

THIS AGREEMENT is dated 19 July 2013

PARTIES

(1) ENDET LIMITED incorporated and registered in England and Wales with company number 04029322 whose registered office is at Grange Barns, Woodseaves, Market Drayton, Shropshire, TF9 2LN; (the "**Licensor**"); and

(2) ORBITAL GAS SYSTEMS LIMITED incorporated and registered in England and Wales with company number 01868383 whose registered office is at Cold Meece, Swynnerton, Near Stone, Staffordshire, ST15 0QN (the "**Licensee**").

BACKGROUND

(A) The Licensor owns or will procure ownership all of the intellectual property rights in the Licensed Products (the "**Licensed Rights**").

(B) The Licensee wishes to use the Licensed Rights and the Licensor is willing to grant the Licensee an exclusive licence to use the Licensed Rights throughout the world.

(C) The Licensor has agreed to grant a licence to the Licensee and the Licensee is willing to accept a licence to use the Licensed Rights on the terms set out in this agreement.

AGREED TERMS

1 **INTERPRETATION**

1.1 The definitions and rules of interpretation in this clause apply in this agreement.

Business Day a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business;

Business Plan the annual business plan agreed between the parties in accordance with clause 5.14, the first of which is attached at Schedule 6;

Effective Date the date of this agreement;

Intellectual Property Rights patents (including but not limited to the Patents), rights to inventions, copyright and related rights, trade marks and service marks (including but not limited to the Trade Marks), trade names, rights in get-up, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (and rights to apply for, and be granted) renewals or extensions of,

	and rights to claim priority from, these rights and all similar or equivalent rights or forms of protection which subsist or will subsist, now or in the future, in any part of the world;
Licensed Products	the products described in SCHEDULE 5;
Licensed Rights	all the Intellectual Property Rights in the Licensed Products;
LNG	liquefied natural gas
Net Sales Price	the actual invoiced price less, to the extent identified on the invoice, any costs of packing, insurance, transport, delivery, VAT and any other government taxes, duties or levies, and trade discounts and other allowances granted;
Patents	the patents and the applications, short particulars of which are set out in SCHEDULE 1;
Products	together, the Licensed Products and the Special Products;
Quarterly Periods	the three-month periods commencing on 1 January, 1 April, 1 July and 1 October respectively;
Royalty Payments	all royalty payments paid to the Licensor by the Licensee in accordance with clauses 8.2 and 8.3;
Sale Price	the sale price of the Products, being the price paid by the ultimate purchaser of the Product, whether the same is distributor or end customer;
Special Products	any VE products identified by either party, other than the Licensed Products, in relation to which the Licensed Products and/or Licensed Rights have a useful application, including but not limited to Combination sample VE probe with one or more types of measuring and/or sensing equipment (temperature, pressure, etc.); Drier bed VE probes and/or systems; LNG Probe; LNG Vaporiser; LNG Sample systems; high temperature and/or extreme ambient condition VECU; low voltage VECU; VE sample systems for specific applications (including but not limited to Mercury, moisture, oxygen, sulphur, other trace components); alternate industries including but not limited to: oil, water, foodstuffs, Carbon dioxide, biofuels; extreme ambient/process condition VE sample probes, and thermowells;;
Special Products Royalty	[redacted] of the deemed sale price provided the margin made by the Licensee on such sale is at

	least [redacted] gross margin. In the event the margin made by the Licensee is below that level then the Special Products Royalty will reduce rateably.
Territory	Worldwide;
Trade Marks	the registered trade marks short particulars of which are set out in schedule 3;
Transfer Price	the transfer price of the Products, pursuant to the latest version of the standard price list. The latest version of the standard price list as at the Effective Date is attached at Schedule 4, this may be amended from time to time by agreement between the parties;
VAT	value added tax imposed in any member state of the European Union pursuant to Council Directive (EC) 2006/112 on the common system of value added tax and national legislation implementing that Directive or any predecessor to it, or supplemental to that Directive, or any similar tax which may be substituted for or levied in addition to it or any value added, sales, turnover or similar tax imposed in any country that is not a member of the European Union;
VE	products and applications utilising the Licensed Products and/or the Licensed Rights
VE Technology Brand	The "VE Technology" branding and trading name which the Licensor operates under immediately prior to the entry into of this agreement. This includes the Trade Marks.

1.2 Clause and Schedule headings shall not affect the interpretation of this agreement.

1.3 The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

1.4 References to clauses and Schedules are to the clauses and Schedules of this agreement.

1.5 Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.6 Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.7 A reference to a statute, statutory provision or subordinated legislation is a reference to it as it is in force from time to time, provided that, as between the parties, no such amendment or re-enactment shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on,

or otherwise adversely affect the rights of, any party. This clause does not, however, apply in relation to taxation.

1.8 A reference to a statute or statutory provision shall include any subordinate legislation made from time to time under that statute or statutory provision.

1.9 **Writing** or **written** includes faxes but not e-mail.

1.10 Any words following the terms **including**, **include**, **in particular** or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.11 A **person** includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

2 LICENCE

2.1 The Licensor confirms warrants and represents to the Licensee that the Licensor is the sole owner of the Licensed Rights and the Licensor hereby grants to the Licensee an exclusive (subject to clause 15 below) licence to use the Licensed Rights in relation to the manufacture, use, promotion, dealing, sale and supply of Products for the term of this agreement in the Territory.

2.2 The Licensor confirm and represent to the Licensee:

2.2.1 In developing the Intellectual Property Rights and the Licensed Rights and Licensed Products it did not knowingly use any pre existing idea, invention or design

2.2.2 It is not aware of any pre existing claim of rights which may or could interfere with the grant of the Licence by the Licensor

2.2.3 To the extent any Intellectual Property Right relating to the Licensed Rights and/or the Licensed Products vests in any third party it will on written request and at no cost to the Licensee procure there is granted a royalty free licence to the Licensee but otherwise on the terms of this Licence.

2.2.4 It has not granted any rights in the Intellectual Property Right, or the Licensed Rights, or the Licensed Products to any third party.

2.3 In the event of a breach of any warranty or representation by the Licensor the Licensor shall indemnify the Licensee against all liabilities, costs, expenses, damages or losses (including any direct or indirect consequential losses, loss of profit, loss of reputation and all interest, penalties and legal and other reasonable professional costs and expenses) suffered or incurred by the Licensee.

2.4 The Licensor (subject to clause 15 below) undertakes not to exploit the Intellectual Property Rights, or to grant others the right to do so.

2.5 For the avoidance of doubt, subject to the exercise of the Licensee's option to acquire the Licensed Rights under clause 15 below, nothing in this agreement shall result in the assignment of any Intellectual Property Rights whatsoever.

2.6 The Licensee will not enter into any distribution agreements which prevent contact with the end customer without the prior written approval of the Licensee which consent will not be unreasonably withheld or delayed

3 PROVISION OF KNOW-HOW

3.1 The Licensor shall make available to the Licensee any know-how relating to the manufacture of the Products.

3.2 The know-how supplied by the Licensor pursuant to clause 3.1 shall be used by the Licensee only for the purpose of the manufacture or supply of Products and shall be subject to the provisions of clause 7.

3.3 Nothing in this agreement shall constitute any representation or warranty that the Licensee will be successful in the manufacture of the Products or achieving any particular rate, cost, or quality of production.

4 QUALITY CONTROL AND MARKING

4.1 The Licensee shall comply with the specifications, standards and reasonable directions relating to the Products as notified in writing by the Licensor from time to time and with all applicable laws, regulations, industry standards and codes of practice.

4.2 The Licensee shall promptly provide the Licensor with copies of all communications relating to the Licensed Rights or the Products, with any regulatory, industry or other authority in so far as such communication may affect the Licensor's interest in the Licensed Rights.

4.3 The Licensee shall mark all Products with the relevant number of such of the Licensed Rights as is appropriate and with a clear and prominent statement that the Products are manufactured and supplied by the Licensee under licence from the Licensor.

4.4 The Licensee shall permit, and shall use its best endeavours to obtain permission for, the Licensor at reasonable times to enter any place used for the manufacture or storage of the Products to inspect the methods of manufacture and storage.

4.5 The Licensee shall, upon the Licensor's request, provide the Licensor with details of any material complaints it has received relating to the Products together with reports on the manner in which those complaints are being or have been dealt with and shall give due consideration to the comments and advice given by the Licensor to the Licensee in relation to such complaints. .

5 MARKETING, ADVERTISING AND PROMOTION

5.1 The Licensee shall use its best endeavours to promote and expand the supply of the Products, and shall provide any advertising and publicity as may reasonably be required to bring the Products to the attention of as many purchasers and potential purchasers as possible.

5.2 The Licensee undertakes to ensure that its advertising, marketing and promotion of Products shall not reduce or diminish the reputation, image and prestige of the Trade Marks or of products sold under or by reference to the Trade Marks (including, without limitation, the Products).

5.3 The Licensee will actively involve the Licensor in consideration of the marketing and promotion of the Products whilst the Licensee has the exclusivity as granted in this agreement.

5.4 The Licensee shall bear the costs of all advertising, marketing and promotion for Products.

5.5 The Licensee shall provide such information to the Licensor as the Licensor shall reasonably request to demonstrate the Licensee's compliance with clause 5.1 and clause 5.2 above.

5.6 The Licensee shall not state, suggest, or give any indication to any third party, whether verbally, in writing, or in the course of dealings, that the Licensee owns the Licensed Rights or the VE Technology Brand.

5.7 The Products shall be marketed, presented and labelled using only the VE Technology Brand, in such a way that indicates the VE Technology Brand is an entirely separate entity to the Licensee. This includes, but is not limited to:

5.7.1 use of the Trade Marks on the labelling and packaging of the Products;

5.7.2 the operation of a separate website for the Products; and

5.7.3 the operation of separate telephone numbers, email accounts and contact details in relation to the Products.

5.8 The Licensee shall ensure that the Products and the Licensed Rights are developed in accordance with the annual Business Plan, to be agreed in accordance with clause 5.9 below.

5.9 The first annual Business Plan is attached at Schedule 6. The parties shall agree between themselves a new annual Business Plan by no later than the 1st anniversary of the Effective Date, new annual Business Plans shall be agreed no later than every anniversary thereafter for the remainder of the term of the agreement.

5.10 If the parties cannot agree a new annual Business Plan within 30 days of the deadlines outlined in clause 5.9, the Licensor shall have the right to refer any disputed matters to mediation under the provisions of clause 18.

5.11 The Licensee will give due consideration to any comments the Licensor has concerning the marketing and advertising of the Licensed Products or the VE Technology Brand.

5.12 Subject to 5.13 below, if the Licensee chooses to supply to customers products which are directly competitive with the Licensed Products then either party may by notice to the other treat such occurrence as a breach of contract and refer the matter to mediation under clause 18, and if such mediation is unsuccessful terminate this agreement by giving to the other party 30 days notice of its intention to do so.

5.13 Clause 5.11 above will be of no effect:

5.13.1 Where the customer specifies a competing product

5.13.2 If the Licensed Products are for any technical or commercial reason unsuitable for use (other than solely relating to price)

5.13.3 If there is a material challenge to the Intellectual property Rights of the Licensor which the Licensee is advised by counsel of at least 10 years standing and experienced in such matters, is likely on the balance of probability to succeed.

6 IMPROVEMENTS/DEVELOPMENTS

6.1 The Licensee shall use its best endeavours to achieve the objectives set out in the Business Plan.

6.2 The Licensee shall for the duration of this agreement pay all fees for the maintenance of registration of the Licensed Rights arising after the date of this agreement.

6.3 If either party makes, devises, discovers, or otherwise acquires rights in any improvement, enhancement, development or modification to any Product or its method of manufacture ("**Improvement**") that party shall, (and in respect of the Licensee only if it is not prohibited by law or by any obligation to any other person), promptly notify the other party in writing, giving details of the Improvement and shall, if the other party so requests, provide any further information as reasonably required to be able to evaluate the Improvement effectively.

6.4 Information provided by the Licensor to the Licensee under clause 6.2 above shall be subject to the provisions of clause 7.

6.5 Each party shall grant to the other a non-exclusive royalty-free worldwide irrevocable licence (together with the right to grant sub-licences) to use in any manner any Improvement made, devised or discovered by them.

6.6 The non-exclusive licence granted under clause 6.4 above shall be terminated in the event that this agreement is terminated.

7 CONFIDENTIALITY

7.1 The Licensee shall keep secret and confidential any technical information of a confidential nature communicated to it by the Licensor, either preparatory to, or as a result of, this agreement.

7.2 The Licensee shall not use the same for any purpose except for exercising or performing its rights and obligations under this agreement and shall not disclose the same to any person other than any of its officers or employees directly or indirectly concerned in the manufacture, use or sale of the Products or its professional advisors, provided that, before disclosure to any officer, employee or professional advisor, it informs that person of the confidential nature of the information and is responsible for that person's compliance with the confidentiality obligations set out in this clause 7. If necessary, the Licensee shall promptly enforce these obligations either on its own motion or at the request of the Licensor.

7.3 The provisions of clause 7.1 shall not apply to any know-how and information that:

7.3.1 was known or available on a non-confidential basis to the Licensee before it was disclosed to it by the Licensor;

7.3.2 is or becomes generally available to the public (otherwise than through a breach of this clause 7);

7.3.3 the parties agree in writing is not confidential or may be disclosed; or

7.3.4 the Licensee is required to disclose by law, court order or any governmental or regulatory authority provided that, if it is legally permitted to do so, it gives the Licensor as much notice of that disclosure as possible and takes into account the reasonable requests of the Licensor in relation to the content of that disclosure.

7.4 The provisions of this clause 7 shall remain in force in the event of the expiry or earlier termination of this agreement.

8 **ROYALTY**

8.1 On the Effective Date the Licensee shall pay to the Licensor the sum of [redacted] and that sum shall not be returnable nor available for credit against royalties or any other sums payable by the Licensee under this agreement.

8.2 The Licensee shall pay to the Licensor a royalty as a variable percentage of the Transfer Price of each Licensed Product that is sold by the Licensee The applicable percentage to each Licensed Product shall be calculated in accordance with the percentages outlined in Schedule 5.

8.3 In the event that a Special Product is identified by either party, the Licensee shall pay to the Licensor the Special Product Royalty in respect of each Special Product that is sold by the Licensee.

8.4 If by the 3rd anniversary of the Effective Date, the total aggregate Royalty Payments that have been made does not equal or exceed the sum of [redacted], the Licensee shall pay to the Licensor a sum equal to the difference between the total aggregate Royalty Payments made and [redacted] such payment to be made notwithstanding termination of this agreement arising only as a result of the breach of its terms by the Licensee.

8.5 If by the 4th anniversary of the Effective Date, the total Royalty Payments that have been made does not equal or exceed the sum of [redacted], the Licensee shall pay to the Licensor a sum equal to the difference between the total aggregate Royalty Payments made and [redacted] such payment to be made notwithstanding termination of this agreement arising only as a result of the breach of its terms by the Licensee.

8.6 All payments made by the Licensee under this agreement are exclusive of VAT. If any payment constitutes the whole or any part of the consideration for a taxable or deemed taxable supply by the Licensor, the Licensee shall increase that payment by an amount equal to the VAT that is chargeable for the taxable or deemed taxable supply in question, provided that the Licensor shall have delivered a valid VAT invoice for the VAT to the Licensee. If the Licensee fails to comply with its obligations under this clause, it shall additionally pay all interest and penalties, relating only to the non-

payment of VAT, which thereby arise to the Licensor from HMRC. If any VAT invoice is delivered to the Licensee after the relevant payment has been made, the Licensee shall pay the VAT due within five business days of the Licensor delivering a valid VAT invoice.

8.7 All royalties and other sums payable under this agreement shall be paid free and clear of all deductions and withholdings unless the deduction or withholding is required by law.

8.8 Royalties and any other sums payable under this agreement shall be paid in sterling to the credit of a bank account to be designated in writing by the Licensor.

8.9 Royalties payable under this agreement shall be paid within 15 days of the end of each successive Quarterly Period (the "**Due Date**").

8.10 In the event of any delay in paying any sum due under this agreement by the Due Date, the Licensee shall pay to the Licensor interest (calculated on a daily basis) on the overdue payment from the date the payment was due to the date of actual payment at a rate of [redacted] per annum over the base rate of the Bank of England from time to time.

8.11 On the Due Date, the Licensee shall submit or cause to be submitted to the Licensor a statement in writing recording the calculation of any royalties payable and in particular:

8.11.1 the Quarterly Period for which the royalties were calculated;

8.11.2 the number of units of the Products sold during the Quarterly Period;

8.11.3 the number of units of the Products manufactured during the Quarterly Period but not yet sold;

8.11.4 the Transfer Price of each Licensed Product sold during the Quarterly Period;

8.11.5 the Sale Price of each Special Product sold during the Quarterly Period;

8.11.6 the amount of royalties due and payable;

8.11.7 the amount of any withholding or other income taxes deductible or due to be deducted from the amount of royalties due and payable; and

8.11.8 any other particulars the Licensor may reasonably require.

8.12 In the event that the Licensee fails to supply the Licensor with the information outlined in clause 8.11 above, the Licensor shall after implementing the provisions of clause 18 have the right to appoint independent experts to undertake investigations.

8.13 The costs of an investigation under clause 8.12 above shall be payable by the Licensor, unless the investigation concludes that the Licensee has materially breached the terms of this agreement in which case the costs shall be borne by the Licensee.

8.14 The Licensee shall keep proper records and books of account showing the description and price of the units of the Products sold. These records and books shall be kept separate from any records and books not relating solely to the Products and be open during normal business hours to inspection and audit by the Licensor (or its authorised

representative), who shall be entitled to take copies of or extracts from them. If an inspection or audit should reveal a discrepancy in the royalties paid from those payable under this agreement, the Licensee shall immediately make up the shortfall and reimburse the Licensor in respect of any professional charges incurred for the audit or inspection. This right of inspection of the Licensor shall remain in effect for a period of one year after the termination of this agreement.

8.15 Within 90 days of the end of each financial year of the Licensee, the Licensee shall submit to the Licensor a written statement certified by the Licensee's auditors of the aggregate Transfer Price of the units of the Licensed Products sold by the Licensee in that year, the aggregate Sale Price of the units of the Special Products sold by the Licensee in that year and the amount due to be paid for that year under this clause 8. In the event that this statement shows that the amount paid by the Licensee is less than the amount due, the Licensee shall pay to the Licensor within seven days of the submission of the statement an amount equivalent to the difference between the amount paid and the amount due.

8.16 The provisions of this clause 8 shall remain in effect in the event of the termination or expiry of this agreement until the settlement of all subsisting claims by the Licensor.

9 PROTECTION OF THE LICENSED RIGHTS

9.1 The Licensee shall immediately notify the Licensor in writing giving full particulars if any of the following matters come to its attention:

9.1.1 any actual, suspected or threatened infringement of any of the Licensed Rights;

9.1.2 any claim made or threatened that the Products infringe the rights of any third party; or

9.1.3 any other form of attack, charge or claim to which any of the Licensed Rights may be subject.

9.2 In respect of any of the matters listed in clause 9.1:

9.2.1 the Licensor and Licensee shall consider what action to take, if any;

9.2.2 the Licensee shall have exclusive control over and conduct of all claims and proceedings it chooses to commence;

9.2.3 neither party shall make any admissions other than to the other and each party shall provide the other with all assistance that they may reasonably require in the conduct of any claims or proceedings; and

9.2.4 the Licensee shall bear the cost of any proceedings it commences and shall be entitled to retain all sums recovered in any action for their own account.

10 LIABILITY, INDEMNITY AND INSURANCE

10.1 Other than in relation to a breach of the warranties and representations made by the Licensor to the Licensee to the fullest extent permitted by law, the Licensor shall not be liable to the Licensee for any costs, expenses, loss or damage (whether direct,

indirect or consequential, and whether economic or other) arising from the Licensee's exercise of the rights granted to it under this agreement.

10.2 The Licensee shall indemnify the Licensor against all liabilities, costs, expenses, damages or losses (including any direct or indirect consequential losses, loss of profit, loss of reputation and all interest, penalties and legal and other reasonable professional costs and expenses) (each a **Claim**) suffered or incurred by the Licensor arising out of or in connection with the Licensee's exercise of its rights granted under this agreement or any breach by the Licensee of the terms of this agreement, including any product liability claim relating to Products manufactured, supplied or put into use by the Licensee.

10.3 Subject to clause 10.6, this indemnity shall apply whether or not the Licensor has been negligent or at fault.

10.4 If any third party makes a Claim, or notifies an intention to make a Claim, against the Licensor that may reasonably be considered likely to give rise to a liability under this indemnity (a "**Relevant Claim**"), the Licensor shall:

10.4.1 as soon as reasonably practicable, give written notice of the Relevant Claim to the Licensee, specifying the nature of the Relevant Claim in reasonable detail;

10.4.2 not make any admission of liability, agreement or compromise in relation to the Relevant Claim without the prior written consent of the Licensee (this consent is not to be unreasonably conditioned, withheld or delayed);

10.4.3 give the Licensee and its professional advisers access at reasonable times (on reasonable prior notice) to its premises and its officers, directors, employees, agents, representatives or advisers, and to any relevant assets, accounts, documents and records within the power or control of the Licensor, so as to enable the Licensee and its professional advisers to examine them and to take copies (at the Licensee's expense) for the purpose of assessing the Relevant Claim; and

10.4.4 take any action as the Licensee may reasonably request to avoid, dispute, compromise or defend the Relevant Claim.

10.5 The Licensee shall, at its expense, carry product liability and comprehensive general liability insurance coverage of an amount adequate to support its liabilities under this agreement. The Licensee shall ensure that any insurance policy names the Licensor as co-insured with the Licensee and remains in effect throughout the duration of this agreement and for a period of two years after termination or expiry of the agreement, and shall supply the Licensor with a copy of the policy on request.

10.6 Nothing in this agreement shall have the effect of excluding or limiting any liability for death or personal injury caused by negligence or for fraud.

11 ADDITIONAL LICENSEE OBLIGATIONS

11.1 The Licensee shall:

11.1.1 ensure that the Products are safe for the use for which it is intended;

11.1.2 obtain at its own expense all licences, permits and consents necessary for the provision of the Products (other than those relating to Intellectual Property Rights);

11.1.3 perform its obligations in connection with the manufacture and sale of the Products with all due skill, care and diligence including good industry practice;

11.1.4 comply with all regulations and practices in force or use in the area where any Products are being developed, manufactured or distributed to safeguard the Licensor's Licensed Rights.

11.2 The Licensee shall not, nor directly or indirectly assist any other person to, do or omit to do anything to diminish the rights of the Licensor in the Licensed Rights.

11.3 The Licensee acknowledges and agrees that the exercise of the licence granted to the Licensee under this agreement is subject to all applicable laws, enactments, regulations and other similar instruments in the area where any Products are being developed, manufactured or distributed, and the Licensee understands and agrees that it shall at all times be solely liable and responsible for such due observance and performance.

11.4 The Licensee warrants that neither they nor any of their group companies (including parent companies or subsidiaries) have entered into any other contracts, agreements or understandings which would limit the Licensee's ability to carry out their obligations under this agreement in any way.

12 SUB-LICENSING

The Licensee shall not grant sub-licences under this agreement.

13 SUBCONTRACTING

13.1 The Licensee shall be able subcontract the manufacture of the Products provided such sub-contracting is notified to the Licensor.

14 ASSIGNMENT AND OTHER DEALINGS

14.1 The Licensee shall not without the prior written consent of the Licensor (which is not to be unreasonably withheld or delayed) assign any of its rights or obligations under this agreement.

14.2 The Licensor shall not without the prior written consent of the Licensee (which is not to be unreasonably withheld or delayed) assign any of his rights or obligations under this agreement or subject any of his rights or obligations under this agreement to any mortgage, charge, pledge, lien, option or anything equivalent.

14.3 The Licensee shall, upon request from the Licensor, execute any agreements or other instruments (including any supplement or amendment to this agreement) that may be required in order to give effect to or perfect any assignment, mortgage, charge or other dealing referred to in clause 14.2.

15 EXCLUSIVITY AND ACQUISITION OF LICENSED RIGHTS

15.1 If by the 4th anniversary of the Effective Date, the total aggregate Royalty Payments that have been made does not equal or exceed the sum of [redacted] the exclusive licence granted under clause 2.1 of this agreement shall become a non-exclusive licence for the remainder of the term of this agreement. For the avoidance of doubt, if the licence becomes non-exclusive in accordance with this clause 15.1, the Licensor shall be entitled to exploit the Licensed Rights for any purpose they in their absolute discretion deem appropriate.

15.2 If by the 4th anniversary of the Effective Date the total aggregate Royalty Payments that have been made equals or exceeds the sum of [redacted], and this agreement is not terminated early in accordance with clause 16.2 or clause 16.3, the Licensee shall have the option to acquire full legal ownership of the Licensed Rights at the end of the term of this agreement subject to giving at least two years' prior written notice of its intention to exercise such option.

15.3 The consideration payable by the Licensee to the Licensor for an acquisition by the Licensee of the Licensed Rights pursuant to clause 15.2 above (the "**Acquisition Consideration**") shall be calculated by reference to the total aggregate royalties paid to the Licensor throughout the term of this agreement. The total consideration payable shall be calculated in accordance with Schedule 2, and shall be payable at the end of the term of this agreement.

15.4 If the licence becomes non-exclusive under clause 15.1 above, the option for the Licensee to acquire the Licensed Rights clauses 15.2 and 15.3 shall no longer apply.

16 DURATION AND TERMINATION

16.1 This agreement shall come into force on the Effective Date and, unless terminated earlier in accordance with clause 16.2 or clause 16.3, shall remain in force until the 10th anniversary of the Effective Date.

16.2 In the event that one party believes the other has breached any of the terms of this agreement, the parties shall act in accordance with clause 18. If after following the procedures contained in clause 18 the Licensor (who must act reasonably and proportionately) is not satisfied that the breach has been resolved, the Licensor shall have the right to terminate this agreement on giving the Licensee not less than 90 days' written notice of termination.

16.3 The Licensor may terminate this agreement with immediate effect by giving written notice to the Licensee if any of the following circumstances arise:

16.3.1 the Licensee fails to pay any amount due under this agreement on the Due Date and remains in default not less than 60 days after the Due Date;

16.3.2 the Licensee commits a material breach of this agreement (other than failure to pay any amounts due under this agreement) and (if that breach is remediable) fails to remedy that breach within14 days of being notified in writing to do so;

16.3.3 the Licensee suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts or (being a company) is deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986;

16.3.4 the Licensee commences negotiations with all or any class of its creditors with a view to rescheduling any of its debts, or makes a proposal for, or enters into, any compromise or arrangement with its creditors other than for the sole purpose of a scheme for a solvent amalgamation of the Licensee with one or more other companies or the solvent reconstruction of the Licensee;

16.3.5 a petition is filed, a notice is given, a resolution is passed, or an order is made, for or in connection with the winding up of the Licensee other than for the sole purpose of a scheme for a solvent amalgamation of the Licensee with one or more other companies or the solvent reconstruction of the Licensee;

16.3.6 an application is made to court, or an order is made, for the appointment of an administrator, or if a notice of intention to appoint an administrator is given, or if an administrator is appointed over the Licensee;

16.3.7 a floating charge holder over the assets of the Licensee has become entitled to appoint, or has appointed, an administrative receiver;

16.3.8 a person becomes entitled to appoint a receiver over the assets of the Licensee, or a receiver is appointed over the assets of the Licensee;

16.3.9 a creditor or encumbrancer of the Licensee attaches or takes possession of, or a distress, execution, sequestration or other similar process is levied or enforced on or sued against, the whole or any part of its assets, and that attachment or process is not discharged within 14 days;

16.3.10 any event occurs, or proceeding is taken, with respect to the Licensee in any jurisdiction to which it is subject that has an effect equivalent or similar to any of the events mentioned in clause 16.3.3 to clause 16.3.9 (inclusive);

16.3.11 the Licensee suspends or ceases, or threatens to suspend or cease, to carry on all or a substantial part of its business.

17 EFFECT OF TERMINATION

17.1 The parties acknowledge that the intention on termination is that the VE Technology business will be returned as soon as is practicable to the Licensor and will co-operate with each other to give effect to this intention. The Licensee acknowledges the commercial damage the Licensor may suffer as a result of any material delay in transferring the VE Technology business back to the Licensor. Without prejudice to the generality of the foregoing on expiry or termination of this agreement for any reason and subject to any express provisions set out elsewhere in this agreement:

17.1.1 all outstanding sums payable by the Licensee to the Licensor shall immediately become due and payable;

17.1.2 all rights and licences granted pursuant to this agreement shall cease;

17.1.3 the Licensee shall cease to make any use of the Copyright;

17.1.4 the Licensee shall return promptly to the Licensor, at the Licensee's expense, all records and copies of any information of a confidential nature communicated to it by the Licensor, either preparatory to, or as a result of, this agreement, to the extent that material remains confidential; and

17.1.5 the Licensor will sell as soon as is reasonably practical all units of the Product and pay the royalty reserved by this agreement on such sales.

17.2 The expiry or termination of this agreement for any reason shall not affect any provision of this agreement which is expressed to survive or operate in the event of expiry or termination and shall be without prejudice to the provisions of this clause 17 and to any rights of either party that may have accrued by, at or up to the date of the expiry or termination.

18 MEDIATION

18.1 In the event that either party believes the other has breached any of the terms of this agreement, the parties shall negotiate in good faith with a view to reaching an amicable solution.

18.2 If any dispute arises in connection with this agreement which cannot be resolved in accordance with clause 18.1 above, the parties will attempt to settle it by mediation in accordance with the Centre for Effective Dispute Resolution ("**CEDR**") Model Mediation Procedure. Unless otherwise agreed between the parties, the mediator will be nominated by CEDR.

18.3 For the avoidance of doubt, while the parties shall attempt mediation under clauses 18.1 and 18.2 above, nothing in this agreement shall prevent either part from commencing legal proceedings through any other means they deem appropriate.

19 FURTHER ASSURANCE

At its own expense each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, promptly execute and deliver any documents and perform any acts as may reasonably be required for the purpose of giving full effect to this agreement.

20 WAIVER

No failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy. No single or partial exercise of this right or remedy shall preclude or restrict the further exercise of that or any other right or remedy.

21 ENTIRE AGREEMENT

21.1 This agreement and any documents referred to in it constitute the entire agreement between the parties and supersedes all previous agreements between the parties relating to its subject matter.

21.2 Each of the parties acknowledges that, in entering into this agreement, it has not relied on, and shall have no right or remedy in respect of, any statement, representation,

assurance or warranty (whether negligently or innocently made) other than as expressly set out in this agreement.

21.3 Nothing in this clause shall limit or exclude any liability for fraud.

22 VARIATION

No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

23 SEVERANCE

If any court or competent authority finds that any provision of this agreement (or part of any provision) is invalid, illegal or unenforceable, that provision or part-provision shall, to the extent required, be deemed to be deleted, and the validity and enforceability of the other provisions of this agreement shall not be affected.

24 COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this agreement, but all the counterparts shall together constitute the same agreement.

25 THIRD-PARTY RIGHTS

No person other than a party to this agreement shall have any rights to enforce any term of this agreement.

26 NO PARTNERSHIP OR AGENCY

Nothing in this agreement is intended to, or shall be deemed to, establish any partnership or joint venture between the parties, constitute either party the agent of another party, nor authorise either party to make or enter into any commitments for or on behalf of the other party.

27 FORCE MAJEURE

Neither party shall be in breach of this agreement nor liable for delay in performing, or failure to perform, any of its obligations under this agreement if that delay or failure results from events, circumstances or causes beyond its reasonable control, and in those circumstances the affected party shall be entitled to a reasonable extension of the time for performing their obligations, provided that, if the period of delay or non-performance continues for eight weeks, the party not affected may terminate this agreement by giving 14 days' written notice to the other party.

28 NOTICE

28.1 Any notice or other communication required to be given under this agreement shall be in writing and shall be delivered personally, or sent by pre-paid first-class post or recorded delivery or by commercial courier, to each party required to receive the notice or communication as set out below:

Licensor: Grange Barns, Woodseaves, Market Drayton, Shropshire, TF9 2LN;

Licensee: Cold Meece, Swynnerton, Near Stone, Staffordshire, ST15 0QN;

or as otherwise specified by the relevant party by notice in writing to each other party.

28.2 Any noticeor other communication shall be deemed to have been duly received:

28.2.1 if delivered personally, when left at the address and for the contact referred to in this clause;

28.2.2 if sent by pre-paid first-class post or recorded delivery, at 9.00 am on the second Business Day after posting; or

28.2.3 if delivered by commercial courier, on the date and at the time that the courier's delivery receipt is signed.

28.3 A notice or other communication required to be given under this agreement shall not be validly given if sent by e-mail.

28.4 The provisions of this clause shall not apply to the service of any proceedings or other documents in any legal action.

29 INADEQUACY OF DAMAGES

Without prejudice to any other rights or remedies that may be available, the parties acknowledge and agree that damages alone would not be an adequate remedy for any breach of the terms of this agreement. Accordingly the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this agreement will be available to the parties.

30 GOVERNING LAW AND JURISDICTION

30.1 This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

30.2 The parties irrevocably agree that the courts of England and Wales shall haveexclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

This agreement has been entered into on the date stated at the beginning of it.

Schedule 1
Patents

Case Type	Country	Title	Applicant(s)	Status	Application No	Application Date	Registration No	Registration Date	Renewal Date	Expiry Date
Patent	China	Gas Probes	EnDet Ltd	Pending	200680052243.3	08/12/2006				08/12/2026
Patent	EPO	Gas Probes	EnDet Ltd	Pending	06820464.3	08/12/2006			31/12/2013	08/12/2026
Patent	Eurasian Patent	Gas Probes	EnDet Ltd	Granted / Registered	200870032	08/12/2006	015862	08/12/2012	08/12/2013	08/12/2026
Patent	India	Gas Probes	EnDet Ltd	Pending	2764KOL NP/2008	08/12/2006				08/12/2026
Patent	U.S.A.	Gas Probes	EnDet Ltd	Granted / Registered	12/096836	08/12/2006	US8424396	23/04/2013	23/04/2016	08/12/2026
Patent	U.S.A.	Gas Probes	EnDet Ltd	Pending	13/858056	13/03/2013				13/03/2033
Patent	PCT Application	Gas Sampling Probe 1	EnDet Ltd	Pending	PCT/GB2006/004595	08/12/2006				
Patent	UK	Gas Probes	EnDet Ltd	Granted / Registered	525185.5	10/12/2005	GB2433122	23/07/2008	31/12/2013	10/12/2025
Patent	UK	High-Pressure Fluid Pre-Heater Device	EnDet Limited	Pending	GB0902308.6	12/02/2009				12/02/2029
Patent	UK	Fluid Sampling Probe	Jeremy Knight	Pending	GB1016214.7	27/09/2010				27/09/2030

SCHEDULE 2

CONSIDERATION FOR ACQUISITION OF LICENSED RIGHTS

Total Royalties paid by Licensee to Licensor during full term of this agreement	**Consideration payable for Licensed Rights**
From £0 to [redacted]	[redacted]
Between [redacted]	Sliding scale commencing at [redacted] if total aggregate Royalties paid equal [redacted]. Consideration then decreases by [redacted] for every [redacted] of total aggregate Royalties paid above [redacted]. (Example: if total aggregate Royalties paid equals [redacted], the total consideration will be [redacted]).
Greater than [redacted]	[redacted]

SCHEDULE 3

REGISTERED TRADE MARKS AND APPLICATIONS

No. Trade mark	Country / territory	Mark	Application or registration number	Date of filing/regn	Class	Specification of goods or services
1	United Kingdom	VE Technology (word)	UK00002496223	28/08/08	09	Apparatus for sampling of fluids from and measuring properties of fluids in pipes, vessels and other containment systems
2	United Kingdom	VE Technology (logo)	UK00002638774	08/10/12	09	Apparatus for sampling of fluids from and measuring properties of fluids in pipes, vessels and other containment systems
3	United Kingdom	VE Technology (logo)	UK00002638774	08/10/12	09	Apparatus for sampling of fluids from and measuring properties of fluids in pipes, vessels and other containment systems

Schedule 4 - Standard Price List

Standard probe to fit the following pipeline diameter (custom size available by request)	**Unit Price FIXED VE Probe (£)**	**Unit Price RETRACTABLE VE Probe (£)**
6"	[redacted]	[redacted]
12"	[redacted]	[redacted]
18"	[redacted]	[redacted]
24"	[redacted]	[redacted]
30"	[redacted]	[redacted]
36"	[redacted]	[redacted]
48"	[redacted]	[redacted]
VEVC - VE Valve Canister - double block and bleed system with backflush capability and test gas inlet (or alternative double block and bleed arrangement)	[redacted]	
VECU - VE Conditioning Unit - Integrated heated pressure deduction unit and filter (inclusive of 1 off Critical Orifice - sized per application - and 1 off filter)	[redacted]	
VE AIM - VE Analyser Interface Module - Flow and pressure control and monitoring, safety relief, fast loop	[redacted]	
Additional items	**(Additional £)**	
Full function testing of VE Retractable Probe	[redacted]	
SilcoNert for VE Probe	[redacted]	
SilcoNert for VEVC	[redacted]	
SilcoNert for VECU	[redacted]	
SilcoNert for VE AIM	[redacted]	
Pipe support - budget price, subject to application	[redacted]	
Temperature/weather protection enclosure	[redacted]	
PED approved Safety Relief Valves (ASME, GOST approved)	[redacted]	
Filter	[redacted]	
Critical Orifice	[redacted]	
Critical Orifice (laser marked)	[redacted]	
Maintenance/validation kits	[redacted]	
GasPTi-F	[redacted]	
GasPTi-R	[redacted]	
GasPTi-P	[redacted]	
SilcoNert Coating	SilcoNert Critical Orifices	SilcoNert Filters
1-2	[redacted] additional	[redacted] additional
3-5	[redacted] additional	[redacted] additional
6-10	[redacted] additional	[redacted] additional
11+	[redacted] additional	[redacted] additional

SCHEDULE 5

LICENSED PRODUCTS AND ROYALTY PAYMENTS

Licensed Product	**Version**	**Royalty Payment**
PTi		[redacted]%
Sample Systems		[redacted]%
Thermowell		[redacted]%

SCHEDULE 6

BUSINESS PLAN

Acquisition of Exclusive VE Technology license

Business Plan

July 17, 2013

Orbital. Cold Meece, Stone, Staffordshire ST15 0QN
T: 01785 857000 F: 01785 857001
W: www.orbital-uk.com

Introduction

It is the intention of Orbital (a wholly owned subsidiary of CUI Global) to acquire an exclusive world wide License for the manufacture and Sale of VE products from Endet Ltd.

VE Technology is based around the ability to obtain a gas sample from, or place instrumentation into the flowing stream of a Natural Gas pipeline. This is achieved using a Patented method, which eliminates Vortex shedding and the associated safety implications. VE – Vortex Eliminating technology has therefore world wide application within the natural Gas instrumentation markets. The associated systems also have many additional benefits including but not limited to:

- Eliminating the significant uncertainty of conventional sampling system
- Removing hysteresis from measurement systems
- Reducing the environmental hazards associated with analytical systems

While the obvious advantage to Orbital is to pair VE technology with its Gas PT device, Orbital specifically wish to continue to develop market and Sell all VE products through a representative network.

VE Products

Current Market Ready products include:

- A specific Solution for the Gas PT known as the Gas PTi (when combined with the instrument). This has three configurations.
    - Gas PTi P – a post mount system where the sample connection is by others.
    - Gas Pti F a unique pipeline mount system directly onto a VE sample Probe
    - Gas Pti R as a post mount system but coupled with a retractable VE sample Probe

- The VE Gas Sample Solution. A unique concept in packaging a sample system including a VE Probe (fixed or retractable). A Block and Bleed valve system with facility for a Test gas and purge / clean arrangement. (the VEVC). A unique conditioning module incorporating filtration, mitigation of Joule Thompson effects, and Pressure reduction (the VECU) Finally an analyzer interface module providing flow indication, pressure protection and flow / pressure control to the analyser. (the AIM). The solution would be applicable for any natural gas analyser.

- The VE Thermowell. A safe – low hysteresis method of inserting temperature sensors into gas pipelines.

Products in development / field trial include:

- Drier bed VE probes and systems, high temperature and extreme ambient condition VECU, low voltage VECU, VE sample systems for specific applications (including but not limited to Mercury, moisture, oxygen, sulphur, and other trace measurement

Future product developments include but are not limited to:

- LNG Probe; LNG Vaporiser; LNG sample systems.

Sales Targets

Key to the ability to further develop and expand the business for VE technology and Gas PT is achieving significant product sales within four years. While it is always difficult to predict sales the market needs and product strengths should result in significant results. The following are targets for the product range.

Product	Year one target	Year two target	Year three target	Year four target
PTi P	[redacted]	[redacted]	[redacted]	[redacted]
PTi F	[redacted]	[redacted]	[redacted]	[redacted]
Pti R	[redacted]	[redacted]	[redacted]	[redacted]
Fixed Sample System	[redacted]	[redacted]	[redacted]	[redacted]
Retractable Sample system	[redacted]	[redacted]	[redacted]	[redacted]
Thermowell	[redacted]	[redacted]	[redacted]	[redacted]
Mercury/ Moisture Systems	[redacted]	[redacted]	[redacted]	[redacted]
Combined Probe/T.Well	[redacted]	[redacted]	[redacted]	[redacted]
Other Analyser "I" Solutions	[redacted]	[redacted]	[redacted]	[redacted]
Drier Bed Solution	[redacted]	[redacted]	[redacted]	[redacted]

The above targets represent approaching [redacted] in turnover over 4 years, to achieve the above significant planning, investment and resource is necessary.

The following implementation plans cover, establishment of representative network, production mobilisation, resource, structure, control and reporting.

It is also important to understand that while Gas Pt i will benefit from the trade names and reputations of Orbital and CUI, it is possible that sales of VE technology to other instrument manufacturers could be inhibited or prevented by the same. To that end the plan will also recognize the need to maintain the separate identity of VE technology.

Establishment of Representative Network

The Orbital sales team is presently completing research into identifying prospective representatives. This process has involved background research and an initial questionnaire complete by telephone and email contact.

The current candidate list has been shortlisted to target the first preferred representatives.

Representative Appointments

Orbitals representative relationship manager is presently conducting interviews with the potential candidates. If the candidates meet the required criteria they will be appointed on a non exclusive basis.

The terms and details of the contracts are available in draft format and will require some tailoring on a case-by-case basis.

Representative establishment

Following appointment training and a sales pack will be provided to the Representative. Training will cover all products and will be based on the platform of the staff being experienced in the natural gas instrumentation market.

The training will be developed however it should include as a minimum:

1) Technical Overview
2) Sales Advantages
3) Marketing strategies
4) Installation
5) Commissioning

The representative will then receive a sales pack including:

1) Presentation materials
2) Sales literature
3) Technical manuals and animations

At this point the representative is "live" and able to market and sell the products.

Representative management / maintenance

Orbitals Representative network manager will monitor the efforts and results of each representative. He will also ensure the support network from Orbital is operating correctly.

Establishment Plan

It is anticipated that a reasonably large network will be require for volume and geographical reasons. It is difficult to estimate this at the start and it is possible that this may need to be a two-phase process, the second depending on the results of the first.

To set a reasonable target (for discussion) the following table identifies the potential required numbers by area for each phase.

Area	Phase One target	Possible Phase two
Europe	[redacted]	[redacted]
North America		
South America		
Middle East		
Africa		
India		
China		
Japan and Korea		
Russia		
Thailand and Indonesia		
Australia and NZ		
Totals		

Production Mobilisation

It is imperative that production capacity is ahead of sales, however it is obvious to state that this must be at a sensible level.

Orbital is presently planning a 35,000 sq ft capacity production facility for its present project activities and the new product business based on VE technology and Gas PT. This facility will have sufficient capacity for the 4 year sales target.

In Year one during the build of the new facility production for Orbitals project activities will be relocated off site to a rented 12,000 sq ft unit. During this period two of Orbitals existing workshops will be available for the production / assembly of all the above products.

Since this capacity is more than adequate for the projected sales no further facility is required. This will be reviewed annually.

During the months of July and August the Orbital and VE team will evaluate the accuracy of the present sales forecast. The team will also determine ideal levels of stock for each product range. Production will then be initiated to maintain stock and ramp at an identical rate to sales.

Resource

A recruitment program is presently underway utalising local advertising, agencies and a dedicated internal resource. Internally orbital has a license for CV search and is marking excellent progress in augmenting the team.

Again additional resource will be employed as aligned with the sales progress. At present the following positions are being sought:

- 2 sales and marketing engineers
- 3 design engineers
- 1 project engineer / planner
- 2 Production Engineer
- 2 CAD operators with 3D experience
- 6 workshop technicians
- 1 Coded welder (ASME) also with Orbital welding experience.
- 1 (TBC) Weld inspector

Many of the above will be dedicated to VE / Gas PT some will be shared with the project business to maintain efficiency

The resource will be reviewed bi monthly by the team and augmented as required.

Structure

The initial structure to integrate the VE team is as attached

The structure will evolve as the resource level is increased

Control and Reporting

CUI are presently reviewing the investment to implement an SAP system at Orbital. While part electronic and paper systems currently suffice it is felt that a company wide implementation of SAP will be necessary.

VE identity

To mitigate the concern of loss of sale to alternative instrument manufactures etc. efforts will be made to maintain the identity of VE Technology. These will include:

- VE phone line and receptionist
- VE website
- Offsite meeting and office facility
- VE technology registered company
- VE invoicing

Research and Development

Orbital is committed to R&D, in its relationship with the UK gas transmission and distribution networks many opportunities are identified. It is also important to maintain the focus of the development of VE products, in key products such as for example LNG vapourisers.

Development activity will be planned and focused. The objectives will be to make each product in turn market ready and then available for training and sale through the representative network.

The team together will identify target products based on market penetration and ROI. Development budgets will be available for such projects.

Other considerations

It is important to all parties to maintain the reputation of "industry experts" to that end time and expenses will be made available to produce and present technical papers, contribute to standards and host industry seminars.

Marketing expenses will also be budgeted, these will include:

- Trade shows
- Literature
- Research work
- Training*

*note while training is not typically recognized as a marketing activity it is an essential part of introducing VE and PT Technologies.

It is recognized that the animations and 3D work have proved to be essential sales tools, Orbital will therefore upgrade its present CAD facility to include 3D capability

It is also recognized that additional budgets will be necessary to maintain Patents, and achieve product approvals.

Signed by JEREMY KNIGHT
A Director, for and on behalf of
ENDET LIMITED

[redacted]
Director

Signed by ANDREW RIDGE
for and on behalf of ORBITAL GAS
SYSTEMS LIMITED

[redacted]
Director